Exhibit 12.1

                          LabOne, Inc. and Subsidiaries

    Statement Regarding Computation of Ratio of Earnings to Fixed Charges and
        Earnings to Combined Fixed Charges and Preferred Stock Dividends

                          (in thousands, except ratios)

                                                                                           Years Ended December 31,
                                                                        ------------------------------------------------------------
                                                                           2004         2003         2002        2001       2000
                                                                           ----         ----         ----        ----       ----

Ratio of Earnings to Fixed Charges                                           6.46        4.20         2.87        1.12       1.48

Earnings before income taxes                                              $40,435      32,704       24,265       2,101      1,371

Add:
            Fixed charges                                                   7,394       8,833       10,417       4,919      2,850
            Amortization of capitalized interest
            Distributed income of equity investees
            Pre-tax losses of equity investees

Less:
            Capitalized interest                                             (51)       -            -           -          -
            Preferred dividends, grossed up                                 -          (4,409)      (4,791)     (1,525)     -
            Minority interest in pre-tax earnings of subsidiaries
                 that do not have fixed charges                             -           -            -           -          -
                                                                        ------------------------------------------------------------

                              Earnings for ratio purposes                 $47,778      37,128       29,891       5,495      4,221
Fixed charges:
            Interest expense (including amortization of bond issue
                 discount, and debt issuance costs)                        $5,144       3,017        4,486       2,658      2,512
            Capitalized interest                                               51       -            -           -          -
            Interest portion of operating lease expense(1)                  2,199       1,407        1,140         736        338
            Preferred dividends, grossed up                                 -           4,409        4,791       1,525      -
                                                                        ------------------------------------------------------------
                                                          Fixed charges    $7,394       8,833       10,417       4,919      2,850
                                                                        ------------------------------------------------------------

(1) Represents one-third operating lease expense



Actual Preferred dividends                                                  -         $ 2,699        2,932         933      -


(1) Represents one-third operating lease expense